                                                       Rule 424(b)(3) Prospectus
                                                      Registration No. 333-12451



Prospectus Supplement No.5
to Prospectus dated December 26, 1996

                            Corporate Express, Inc.
            $325,000,000 4 1/2% Convertible Notes due July 1, 2000
                       9,750,975 Shares of Common Stock

     This Prospectus Supplement supplements information contained in that certain Prospectus of the Company dated December 26, 1996, as supplemented by Prospectus Supplement No. 1 dated February 21, 1997, Prospectus Supplement No. 2 dated March 10, 1997, Prospectus Supplement No. 3 dated April 8, 1997 and Prospectus Supplement No. 4 dated April 28, 1997 (the "Prospectus") relating to the potential sale from time to time of up to $325,000,000 aggregate principal amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Notes beneficially owned by each of the Selling Securityholders and that may be sold pursuant to the Prospectus, as amended or supplemented:

                                    Principal
                                      Amount
                                     of Notes                     Number of
                                   Beneficially                   Conversion
                                    Owned and      Percent of       Shares
                                    That May      Outstanding      That May
        Name(1)                      Be Sold         Notes        Be Sold(2)
        -------                    ------------   -----------     ----------
Donaldson, Lufkin & Jenrette
  Securities Corp. .............    $700,000            *           21,002
Lazard Freres & Co. LLC(3) .....     150,000            *            4,500

-------------
*     Less than 1%.
(1) The information set forth herein is as of July 30, 1997 and will be updated as required. Certain of the holders share investment power with their respective investment advisors.

(2) Assumes conversion of the full amount of Notes by such holder at the rate of $33.33 in principal amount of Notes per share of Common Stock, which rate reflects the 50% share dividend distributed by the Company on January 31, 1997.

(3) Lazard Freres & Co. LLC served as an Underwriter in a prior public offering of the Company's securities.

           The date of this Prospectus Supplement is August 6, 1997.